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Exhibit 99.1

iLinc Communications


CONTACT: JAMES M. POWERS, JR.
President and CEO
iLinc Communications, Inc.
602-952-1200


                      ILINC ANNOUNCES PRELIMINARY UNAUDITED
                   FISCAL YEAR 2007 AND FOURTH QUARTER RESULTS

PHOENIX, Arizona (May 3, 2007) - iLinc Communications, Inc. (AMEX:ILC), a leading developer of Web conferencing software and audio conferencing solutions, today announced preliminary and unaudited results for its fiscal year and fourth quarter ending March 31, 2007. iLinc will announce its complete audited results in early June as normally scheduled when the audit is complete.

On a preliminary basis, for the fiscal year ending March 31, 2007, total revenue is expected to be $14.4 million, a 15% increase, when compared with revenues of $12.5 million for the same twelve-month period last fiscal year. The Company expects to report approximately $200,000 of taxable income for the fiscal year ending March 31, 2007, a 117% increase, when compared to a taxable loss of $1.2 million for the same twelve-month period last fiscal year. The Company also expects to report earnings from operations of approximately $1.9 million for the fiscal year ending March 31, 2007, a 139% increase, when compared to earnings from operations of $783,000 for the same twelve-month period last fiscal year.

On a preliminary basis, fourth quarter revenues for the three months ending March 31, 2007 are expected to be $3.7 million, a 3% increase, when compared with revenues of $3.6 million for the same three-month period last fiscal year. The Company expects to report a slight taxable loss for the three months ending March 31, 2007, which would compare to breakeven taxable income for the same three-month period last fiscal year.

James M. Powers, Jr., President and Chief Executive Officer of iLinc Communications, commented, "To give a more timely view to our fourth quarter and year-end results, and so that we can discuss these results at three investor conferences in May, we are providing some preliminary unaudited information reflecting our continued top-line and operational improvement. To that end, we are very pleased to report continued improvement in top-line revenue and most importantly, very meaningful growth in revenue from our core Web conferencing product lines. Specifically, our Web conferencing license revenue during the 2007 fiscal year grew by 39% as compared to license revenue during the 2006 fiscal year. Our growth rate in total revenue was a healthy 15% for the 2007 fiscal year which was less than the pure Web conferencing industry average primarily because of the inclusion of slower growth rates experienced by our audio conferencing product lines. Whether looking at the price offered by Cisco for WebEx or the sales trends being generated by iLinc, we remain very confident in our position in this exciting and expanding Web collaboration marketplace. As the leading independent publicly traded Web conferencing company that provides an alternative to Microsoft and WebEx (soon Cisco), we are truly excited about our market position. In fiscal 2008, we expect to see accelerating quarterly growth from our direct sales and channel partners. We look forward to sharing additional details concerning growth trends during our earnings conference call after our audit is complete in early June," concluded Dr. Powers.

The Company will be participating in the AeA Micro Capital Conference that is to be held on May 7th and 8th in Monterey, California, with presentations to potential investors. The presentations used by the Company at that conference will be filed using Form 8-K on May 8th.


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Details of a listen-only simulcast and a recording of iLinc Communications'
fourth quarter and fiscal year 2007 Web session and conference call will be made available in early June by separate announcement. In that announcement the Company will provide detailed audited results as well as the information needed to access the conference call and Web session.

ABOUT ILINC COMMUNICATIONS, INC.
iLinc Communications, Inc. is a leading developer of Web conferencing software and audio conferencing solutions for highly secure and cost-effective online meetings, presentations, and training sessions. Our technology allows people in diverse locations to communicate and collaborate online while avoiding the expense, environmental damage, and productivity losses associated with travel. We make it better than being there. We do so by providing an award-winning, enterprise-wide suite of Web, audio, and video conferencing solutions that can be scaled up or down to meet the needs of any size organization. Offering the industry's most flexible pricing models, we give you the power to choose an installed, hosted, or hybrid solution - whichever model delivers the highest ROI for your particular business. More information about the Phoenix-based Company may be found on the Web at www.iLinc.com.

THIS PRESS RELEASE CONTAINS INFORMATION THAT CONSTITUTES FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ANY SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISK AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS DESCRIBED WITHIN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO SUCH DIFFERENCES ARE DISCLOSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q, AND OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE FORWARD-LOOKING INFORMATION PROVIDED HEREIN REPRESENTS THE COMPANY'S ESTIMATES AND EXPECTATIONS AS OF THE DATE OF THE PRESS RELEASE, AND SUBSEQUENT EVENTS AND DEVELOPMENTS MAY CAUSE THE COMPANY'S ESTIMATES AND EXPECTATIONS TO CHANGE. THE COMPANY SPECIFICALLY DISCLAIMS ANY OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION IN THE FUTURE. THEREFORE, THIS FORWARD-LOOKING INFORMATION SHOULD NOT BE RELIED UPON AS REPRESENTING THE COMPANY'S ESTIMATES AND EXPECTATIONS OF ITS FUTURE FINANCIAL PERFORMANCE AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PRESS RELEASE.

iLinc, iLinc Communications, iLinc Suite, MeetingLinc, LearnLinc,
ConferenceLinc, SupportLinc, EventPlus, On-Demand, iReduce, iLinc Enterprise Unlimited and its logos are trademarks or registered trademarks of iLinc Communications, Inc. All other company names and products may be trademarks of their respective companies.

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